Exhibit 3.1

PB-371843

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

Investcorp India Acquisition Corp

having by Special resolution dated 15th day of October Two Thousand Twenty-Four changed its name, is now incorporated under name of

Investcorp AI Acquisition Corp.

Given under my hand and Seal at George Town in the Island of Grand Cayman this 16th day of October Two Thousand Twenty-Four An Authorised Officer, Registry of Companies, Cayman Islands.

Authorisation Code : 940263010875 www.verify.gov.ky 16 October 2024

EXTRACT OF A SPECIAL RESOLUTION OF THE SHAREHOLDERS OF INVESTCORP AI ACQUISITION CORP (FORMERLY KNOWN AS INVESTCORP INDIA ACQUISITION CORP) (“THE COMPANY”), PASSED AT AN EXTRAORDINARY GENERAL MEETING OF THE COMPANY HELD ON OCTOBER 15, 2024:

PROPOSAL NO. 1 - THE NAME CHANGE

“RESOLVED, as a special resolution, that subject to the proposed new name conforming with section 30 of the Companies Act (Revised) of the Cayman Islands, the Company change its name from Investcorp India Acquisition Corp. to Investcorp AI Acquisition Corp. with immediate effect (the “Name Change”), and immediately following the Name Change being effected, the amendment to the Articles to reflect the Name Change Company be and is hereby approved and confirmed.”

WE, PAGET-BROWN FINANCIAL SERVICES LIMITED, SECRETARY OF THE COMPANY, DO HEREBY CERTIFY THAT THE ABOVE IS A TRUE AND CORRECT EXTRACT OF A SPECIAL RESOLUTION PASSED BY THE COMPANY.

DATED THIS 16TH DAY OF OCTOBER 2024.

PAGET-BROWN FINANCIAL SERVICES LIMITED
SECRETARY
BY: COLIN EASTBURN-MALLORY

1

Filed: 16-Oct-2024 15:56 EST
www.verify.gov.ky File#: 371843	Auth Code: D69348545053